1775 I Street, N.W.
Washington, DC 20006-2401
+1 202 261 3300 Main
+1 202 261 3333 Fax
www.dechert.com
June 25, 2010
AIM Investment Securities Funds (Invesco Investment Securities Funds)
11 Greenway Plaza, Suite 2500
Houston, TX 77046
Re:	AIM Investment Securities Funds (Invesco Investment Securities Funds) (File Nos. 033-39519 and 811-05686)
Ladies and Gentlemen:
We hereby consent to the reference to our firm in Post-Effective Amendment No. 48 to the Registration Statement of AIM Investment Securities Funds (Invesco Investment Securities Funds). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.
Very truly yours,
/s/ Dechert LLP
US Austin Boston Charlotte Hartford New York Orange County Philadelphia Princeton San Francisco Silicon Valley Washington DC
EUROPE Brussels London Luxembourg Moscow Munich Paris ASIA Beijing Hong Kong